STOCK SUBSCRIPTION AGREEMENT

WILLOWTREE ADVISOR, INC.
1.

SUBSCRIPTION: The undersigned, _______________ (the "Subscriber"), a resident of the state of ________________, hereby subscribes for the purchase of _______________________ (_______________) shares of Common Stock of WILLOWTREE ADVISOR, INC., a Nevada (the "Company"), in consideration of the sum of ______________________ dollars ($____________) and submits the total subscription price with this subscription agreement. Such subscription is subject to the following terms and conditions:

	a.	The shares of Common Stock are being sold pursuant to the exemption from registration provided for in Regulation 506 of the Securities Act of 1933.

	b.	No certificate(s) for shares of Common Stock shall be issued to the undersigned until the entire stock subscription price is paid; and,

c.

The certificate(s) representing the shares of Common Stock delivered pursuant to this subscription agreement shall bear a restrictive legend and may not be transferred for a period of one (1) year from the date of issuance and thereafter only in compliance with Rule 144 of the Securities Act of 1933. Said certificate(s) will contain the following restrictive legend:

The securities evidenced hereby have not been registered under the Securities Act of 1933, as amended, nor any other applicable securities act (the "Acts"), and may not be sold, transferred, assigned, pledged or otherwise distributed, unless there is an effective registration statement under such Acts covering such securities or the Company receives an opinion of counsel for the holder of these securities (concurred on by counsel for the Company) stating that such sale, transfer, assignment, pledge or distribution is exempt from or in compliance with the registration and prospectus delivery requirements of such Acts.

2.	REPRESENTATIONS AND WARRANTIES: The undersigned Subscriber hereby represents and warrants to the Company:

a.

The undersigned Subscriber understands that the Company's shares of Common Stock have not been approved or disapproved by the United States Securities and Exchange Commission, any state securities agency, or any foreign securities agency.

b.

The undersigned Subscriber is not an underwriter and would be acquiring the Company's shares of Common Stock solely for investment purpose for his or her own account and not with a view to, or for, resale in connection with any distribution within the meaning of any federal securities act, state securities act or any other applicable federal or state laws;

c.

The undersigned Subscriber understands the speculative nature and risks of investments associated with the Company, and confirms that the shares of Common Stock would be suitable and consistent with his or her investment program; and, that his or her financial position enable him or her to bear the risks of this investment;

d.

The shares of Common Stock subscribed for herein may not be transferred, encumbered, sold, hypothecated, or otherwise disposed of, if such disposition will violate any federal and/or state securities acts. Disposition shall include, but is not limited to acts of selling, assigning, transferring, pledging, encumbering, hypothecating, giving, and any form of conveying, whether voluntary or not for a period of one (1) year from the date of issuance and thereafter, only in compliance with Rule 144 of the Securities Act of 1933;

e.

To the extent that any federal, and/or state securities laws shall require, the Subscriber hereby agrees that any shares of Common Stock acquired pursuant to this Agreement shall be without preference as to assets;

f.

The Company is under no obligation to register or seek an exemption under any federal securities act, state securities act, or any foreign securities act for any shares of Common Stock of the Company or to cause or permit such shares of Common Stock to be transferred in the absence of any such registration or exemption;

g.

The Subscriber has had the opportunity to ask questions of the Company and has received additional information from the Company to the extent that the Company possessed such information, necessary to evaluate the merits and risks of any investment in the Company. Further, the Subscriber has been given: (1) All material books, records, documents, correspondence, and financial statements of the Company; (2) all material contracts and documents relating to the proposed transaction; and, (3) an opportunity to question the appropriate executive officers of the Company.

h.	The Subscriber has satisfied the suitability standards imposed by his or her place of residence and has a pre-existing business relationship with the Company;

i.

The Subscriber has adequate means of providing for his current needs and personal contingencies and has no need to sell the shares of Common Stock in the foreseeable future (that is at the time of the investment, Subscriber can afford to hold the investment for an indefinite period of time);

j.

The Subscriber has sufficient knowledge and experience in financial matters to evaluate the merits and risks of this investment. Further, subscriber represents and warrants that he is able to evaluate and interpret the information furnished to him by the Company and is capable of reading and interpreting financial statements;

k.

The Subscriber warrants and represents that he is a "sophisticated investor" as that term is defined in United States court decisions and the rules, regulations and decisions of the United States Securities and Exchange Commission.

	l.	Further, the Subscriber warrants and represents that he is an " accredited investor" as that term is defined in Section 2(15)(i) or (ii) of the Securities Act of 1933.

j.

The Subscriber acknowledges that if he/she/it is a resident of the State of Florida, he/she/it has the privilege of declaring this transaction null and void provide the Subscriber communicates such intention to the Company in writing within three (3) days of the of the tender of his/her/its consideration.

3.	STATUS OF PURCHASER:

	[ ]	I am not a member of, or an associate or affiliate of a member of the National Association of Securities Dealers.

[ ]

I am a member of, or an associate or affiliate of a member of the National Association of Securities Dealers. Attached is a copy of an agreement signed by the principal of the firm with which I am affiliated agreeing to my participation in this investment.

4.

MISCELLANEOUS: This Subscription Agreement shall be binding upon the parties hereto, their heirs, executors, successors, and legal representatives. The law of the state of Nevada shall govern the rights of the parties to this Agreement. This Agreement is not assignable without the prior written consent of the Company, and any attempt to assign any rights, duties or obligations which arise under this Agreement without the Company's prior express written consent shall be void.

The undersigned Subscriber hereby declares and affirms that he or she has read the within and foregoing Subscription Agreement, is familiar with the contents thereof and agrees to abide by these terms and conditions therein set forth, and knows the statements therein to be true and correct.

I hereby consent to the use of my name in any prospectus or registration statement which may be filed in connection with any public offering of the Company's securities.

IN WITNESS WHEREOF, the parties have executed this Subscription Agreement this _____________ day of ____________, 2006, at __________, __________________.

SUBSCRIBER

Signature

Spouse's Signature (if applicable)

Address

City, State and Zip Code

Area Code and Telephone Number

ACCEPTED BY:

WILLOWTREE ADVISOR, INC.

BY:     _____________________________
           Title: _______________________________